As filed with the Securities and Exchange Commission on July 10, 2006

Registration No. 333-130655

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to

FORM S-4

on

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MICROSEMI CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-2110371
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2381 Morse Avenue, Irvine, California	92614
(Address of Principal Executive Offices)	(Zip Code)

Options assumed by Microsemi Corporation to purchase its Common Stock, par value $0.20,

under the Advanced Power Technology, Inc. 1995 Stock Option Plan, as amended,

and Advanced Power Technology, Inc. 2005 Equity Incentive Plan

(Full title of the plan)

David R. Sonksen,

Executive Vice President, Chief Financial Officer, Secretary and Treasurer

Microsemi Corporation

2381 Morse Avenue, Irvine, California 92614

(Name and address of agent for service)

(949) 221-7100

(Telephone number, including area code, of agent for service)

Copy to:

Nicholas J. Yocca, Esq.

The Yocca Law Firm LLP

19900 MacArthur Blvd., Suite 650, Irvine, California 92612

(949) 253-0800

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Registrant’s Common Stock, $0.20 par value per share (1)(2)(6)	551,373	(1)(2)(3)	$ 17.43	(4)	$ 1,455,946.63 $ 8,154,484.76 $ 9,610,431.39	(5) (3) (3)(4)	$ 128.90	(3)(5)
Registrant’s Common Stock, $0.20 par value per share (1)(2)(7)	16,990	(1)(2)(3)	$ 20.29	(4)	$ 52,224.95 $ 292,502.15 $ 344,727.10	(5) (3) (3)(4)	$ 32.42	(3)(5)
TOTAL	568,363	(1)(2)(3)	$ 17.51	(4)	$ 9,955,158.49	(4)	$ 161.32	(3)(5)

(1)	Including the associated Rights to Purchase Series A Junior Participating Preferred Stock in accordance with the Microsemi Corporation Shareholder Rights Plan, as amended.

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(2)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(3)	This Post-Effective Amendment No. 2 to Form S-4 on Form S-8 carries forward from the Registrant’s Registration Statement on Form S-4 (Reg. No. 333-130655) a total of 482,258 of the 568,363 shares that are registered hereby, and pays registration fees on account of the 86,105 previously unregistered shares. The Registrant paid filing fees of $15,788.14 on December 23, 2005 with respect to the 5,377,285 shares covered by its Registration Statement on Form S-4 (Reg. No. 333-130655), of which 4,895,027, all except 482,258, have been issued. Therefore the filing fees previously paid covered the 482,258 shares carried forward by the Registrant to this Post-Effective Amendment No. 2 to Form S-4 on Form S-8.
(4)	Calculated solely for the purposes of this Registration Statement under Rule 457(h) upon the basis of the weighted-average exercise prices at which the options may be exercised. All of the options are outstanding and have a fixed price.
(5)	Registration fees of $161.32 are due with respect to only the 86,105 previously unregistered shares and are not due with respect to the 482,258 shares carried forward from the Registrant’s Registration Statement on Form S-4 (Reg. No. 333-130655). The fee is equal to the offering price of $17.51 per share multiplied by the additional 86,105 shares included herein, multiplied by the fee of $107.00 per $1,000,000 of aggregate offering price ($17.51 x 86,105 x $107.00/$1,000,000 = $161.32).
(6)	551,373 shares of the 568,363 shares that are registered hereby consist of shares subject to issuance upon the exercise of outstanding stock options under the 1995 Stock Option Plan, as amended, of Advanced Power Technology, Inc. These options have been assumed by the Registrant, and have become options to purchase Registrant’s Common Stock, pursuant to an Agreement and Plan of Merger dated as of November 2, 2005, by and among the Registrant, APT Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Registrant, and Advanced Power Technology, Inc., as amended by the Amendment No. 1 to Agreement and Plan of Merger dated as of April 25, 2006 (as so amended, the “Merger Agreement”).
(7)	16,990 shares of the 568,363 shares that are registered hereby consist of shares subject to issuance upon the exercise of options outstanding under the 2005 Equity Incentive Plan of Advanced Power Technology, Inc. These options have been assumed by the Registrant, and have become options to purchase Registrant’s Common Stock, pursuant to an Agreement and Plan of Merger dated as of November 2, 2005, by and among the Registrant, APT Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Registrant, and Advanced Power Technology, Inc., as amended by the Amendment No. 1 to Agreement and Plan of Merger dated as of April 25, 2006 (as so amended, the “Merger Agreement”).

INTRODUCTORY STATEMENT

Microsemi Corporation (“Microsemi” or the “Registrant”) hereby amends its Registration Statement on Form S-4 (Reg. No. 333-130655) by filing this Post-Effective Amendment No. 2 to Form S-4 on Form S-8 (this “Amendment” and this “Form S-8 Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”) 568,363 shares of Common Stock, par value $0.20 per share, of Microsemi (“Microsemi Common Stock”).

On April 28, 2006 (the “Effective Date”) at 4:00 p.m. EDT (the “Effective Time”), APT Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Registrant, was merged with and into Advanced Power Technology, Inc., a Delaware corporation (“APT”), pursuant to an Agreement and Plan of Merger, dated as of November 2, 2005, by and among the Registrant, APT Acquisition Corp., and APT, as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of April 25, 2006 (as so amended, the “Merger Agreement”), as a result of which APT become a wholly-owned subsidiary of the Registrant (the “Merger”). Under the terms of the Merger Agreement, each outstanding option previously granted by APT under the Plans (as defined below) which was outstanding immediately prior to the Effective Time of the Merger was assumed by the Registrant.

The shares of Microsemi Common Stock that are registered and remain issuable under this Form S-8 Registration Statement are comprised of (i) up to 551,373 shares of Microsemi Common Stock issueable in connection with the exercise of options that have been granted under the Advanced Power Technology, Inc. 1995 Stock Option Plan (the “1995 Plan”) and (ii) up to 16,990 shares of Microsemi Common Stock issueable in connection with the exercise of options that have been granted under the Advanced Power Technology, Inc. 2005 Equity Incentive Plan (the “2005 Plan” and together with the 1995 Plan, the “Plans”), which were assumed by Microsemi and thus became options to purchase shares of Microsemi Common Stock as described below.

The options under the Plans became exercisable for that number of shares of Microsemi Common Stock equal to the number of shares of APT’s common stock, par value $0.01 per share, that were issueable upon exercise of the option immediately prior to the Effective Time of the Merger multiplied by 0.50821, rounded down to the nearest whole number of shares, and the per share exercise price was adjusted to equal the exercise price for which the option was exercisable immediately prior to the Effective Time of the Merger divided by 0.50821, rounded up to the nearest whole cent. The ratio of 0.50821 was determined based on the exchange ratio in the Merger, which was 0.435 of a share of Microsemi Common Stock, plus an adjustment in lieu of the $2.00 in cash paid per each one (1) share of APT common stock. In lieu of the cash payable in the Merger, for calculating the adjustments of the assumed options, an additional fractional share amount valued at $2.00 was added to the 0.435 exchange ratio, which equated to an additional 0.07321 of a share of Microsemi Common Stock based on the Microsemi Common Stock’s $27.32 closing price on the Effective Date as reported by the Nasdaq Stock Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Form S-8 Registration Statement in accordance with Rule 424(b) under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8. The document(s) containing the information specified in Part I and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8 Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act and will be sent or given to employees as specified by Rule 428(b)(1) and (2).

Item 2. Registrant Information and Employee Plan Annual Information.

The Registrant shall deliver to holders of options under the Plans a notice advising them of the availability without charge of the documents incorporated by reference in this Form S-8 Registration Statement pursuant to Item 3 of Part II hereof, and any other documents that Rule 428(b) requires to be provided to such holders, shall be made available upon written or oral request directed to David R. Sonksen, Executive Vice President, Chief Financial Officer, Treasurer and Secretary, 2381 Morse Avenue, Irvine, California 92614, Telephone (949) 221-7100 or as may otherwise be set forth in such notice(s) as and when provided.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this registration statement the following documents filed or to be filed with the Securities and Exchange Commission (the “Commission”) by the Registrant, excluding, however, any documents or portions thereof deemed furnished to, rather than filed with, the Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 2, 2005, as filed with the Commission on December 16, 2005;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended January 1, 2006 and April 2, 2006 as filed with the Commission on February 10, 2006 and May 12, 2006, respectively;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on November 7, 2005; November 18, 2005; February 22, 2006; February 28, 2006; March 28, 2006; April 3, 2006; April 13, 2006; April 28, 2006; and June 14, 2006; and the Registrant’s Amendment No. 1 to Current Report on Form 8-K/A filed with the Commission on July 7, 2006;

(d)	The Registrant’s Proxy Statement on Schedule 14A as filed with the Commission on January 20, 2006, excluding the information in the sections entitled “Performance Graph” and “Compensation Committee Report for Fiscal Year 2005 of Microsemi Corporation;”

(e)	The descriptions of the Registrant’s Common Stock and Preferred Stock contained in the Registrant’s Form 10/A (Amendment No. 2) as filed with the Commission on January 30, 2006;

(f)	The descriptions of the Registrant’s Series A Junior Participating Preferred Stock and Rights to Purchase Junior Participating Preferred Stock contained in the Registrant’s Form 8-A/A (Amendment No. 1) as filed with the Commission on January 30, 2006; and

(g)	All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

The Microsemi Common Stock is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. The descriptions are incorporated by reference. See Item 3 in paragraphs (e) and (f).

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants the Registrant the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the Registrant where the person involved is adjudged to be liable to the Registrant except to the extent approved by a court.

The Registrant’s Amended and Restated Certificate of Incorporation provides that the Registrant will indemnify and hold harmless to the fullest extent permitted by the DCGL, as amended from time to time, any person who is made a party to any action or proceeding because such person is or was a director or officer of the Registrant, or at the Registrant’s request, a director or officer of another enterprise, provided that the person is found to have acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Registrant. In the case of settlements made before final adjudication, the payment and indemnification thereof must be approved by the Board of Directors. Indemnification under the Registrant’s Amended and Restated Certificate of Incorporation is expressly not exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law.

The Registrant’s Amended and Restated Certificate of Incorporation provides that directors of the Registrant will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, whether or not an individual continues to be a director at the time such liability is asserted, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

Section 145(g) of the DGCL and the Registrant’s Amended and Restated Certificate of Incorporation grant the Registrant the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant or is serving as a director, officer, trustee, employee or agent of another enterprise at the Registrant’s request, against any liability asserted against, and incurred by, such person in any such capacity or arising out of such person’s status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the DGCL. Pursuant to this authority, the Registrant has purchased and maintains directors’ and officers’ liability insurance policies covering certain liabilities that the Registrant’s present and former directors and officers and former directors and officers of acquired subsidiary companies might incur in connection with the performance of their duties.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index, found immediately following the signature pages hereto, is incorporated herein by this reference.

Item 9. Undertakings.

The Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (17 CFR § 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that no post-effective amendment hereto shall be required by clauses (i) or (ii) above if the information required to be included in a post-effective amendment hereto is contained in one or more periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above, do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Additionally, the undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provisions or arrangements, or otherwise, whereby the Registrant may indemnify a director, officer or controlling person against liabilities arising under the Securities Act, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Form S-4 on Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on the 3rd day of July, 2006.

MICROSEMI CORPORATION

By:	/s/ DAVID R. SONKSEN
David R. Sonksen,
Executive Vice President,
Chief Financial Officer,
Secretary and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Form S-4 on Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ JAMES J. PETERSON* James J. Peterson	Director, President and Chief Executive Officer	July 3, 2006

/s/ DAVID R. SONKSEN David R. Sonksen	Executive Vice President, Chief Financial Officer, Treasurer and Secretary	July 3, 2006

/s/ DENNIS R. LEIBEL* Dennis R. Leibel	Chairman of the Board and Director	July 3, 2006

/s/ THOMAS R. ANDERSON* Thomas R. Anderson	Director	July 3, 2006

/s/ WILLIAM L. HEALEY* William L. Healey	Director	July 3, 2006

/s/ WILLIAM E. BENDUSH* William E. Bendush	Director	July 3, 2006

/s/ PAUL F. FOLINO* Paul F. Folino	Director	July 3, 2006

/s/ MATTHEW E. MASSENGILL* Matthew E. Massengill	Director	July 3, 2006

*	Signed by David R. Sonksen as Attorney-In-Fact

EXHIBIT INDEX

Number	Description
3	Bylaws of the Registrant. Previously filed in Microsemi’s Registration Statement on Form S-2 (File No. 33-3845) as filed on March 6, 1986 and incorporated herein by reference.

3.1	Amended and Restated Certificate of Incorporation of the Registrant effective August 9, 2001. Previously filed as Exhibit 3.1 to Microsemi’s Current Report on Form 8-K filed on August 29, 2001 (File No. 0-08866) and incorporated herein by reference.

3.2	Certificate of Designation of Series A Junior Participating Preferred Stock. Previously filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form 8-A12G as filed December 29, 2000 and incorporated herein by reference.

3.3	Certificate of Amendment to Certificate of Designation of Series A Junior Participating Preferred Stock. Previously filed as Exhibit 3.3 to the Registrant’s Annual Report on Form 10-K filed on December 16, 2005 with the Commission for the fiscal year ended October 2, 2005 and incorporated herein by reference.

4.1	Specimen certificate for the shares of common stock of Microsemi, previously filed as a like-numbered exhibit to the Registrant’s Annual Report on Form 10-K filed on December 16, 2005 and incorporated herein by reference.

4.2	Shareholder Rights Agreement dated December 22, 2000 between Microsemi and Mellon Investor Services LLC, as Rights Agent, and the exhibits thereto. Previously filed as a like-numbered exhibit to the Registrant’s Registration Statement on Form 8-A12G filed on December 29, 2000 (File No. 0-08866) and incorporated herein by reference.

4.2.1	Amendment No. One dated December 16, 2005 to Rights Agreement dated December 22, 2000 between the Registrant and Mellon Investor Services, LLC, as Rights Agent. Previously filed as a like-numbered Exhibit to the Registrant’s Annual Report on Form 10-K filed on December 16, 2005 with the Commission for the fiscal year ended October 2, 2005 and incorporated herein by reference.

4.4	Advanced Power Technology, Inc. Stock Option Plan dated December 31, 1995, as amended by Amendments Nos. 1 and 2, previously filed by Advanced Power Technology, Inc. (File No. 1-16047) on June 2, 2000 as Exhibit 10.1 to its Registration Statement on Form S-1 (Registration No.333-38418) and incorporated herein by reference.

4.4.1	Amendments Nos. 3, 4 and 5 to Stock Option Plan dated December 31, 1995, as amended, previously filed by Advanced Power Technology, Inc. (File No. 1-16047) on March 8, 2005 as Exhibit 10.21 to its Annual Report on Form 10-K and incorporated herein by reference.

4.4.2	Form of Non-Qualified Stock Option Letter Agreement under the Advanced Power Technology, Inc. Stock Option Plan dated December 31, 1995, as amended, filed herewith.

4.4.3	Form of Incentive Stock Option Letter Agreement under the Advanced Power Technology, Inc. Stock Option Plan dated December 31, 1995, as amended, filed herewith.

4.4.4	Form of Non-Qualified Option Letter Agreement for Members of the Board of Directors under the Advanced Power Technology, Inc. Stock Option Plan dated December 31, 1995, as amended, filed herewith.

4.5	Advanced Power Technology, Inc. Equity Incentive Plan dated May 3, 2005 previously filed by of Advanced Power Technology, Inc. (File No. 1-16047) on May 6, 2005 as Exhibit 10.35 to its Current Report on Form 8-K and incorporated herein by reference.

4.5.1	Form of Incentive Stock Option Letter Agreement under the Advanced Power Technology, Inc. Equity Incentive Plan dated May 3, 2005, filed herewith.

4.5.2	Form of Non-Qualified Stock Option Letter Agreement for Members of the Board of Directors under the Advanced Power Technology, Inc. Equity Incentive Plan dated May 3, 2005, filed herewith.

4.6	Form of Option Assumption Agreement, entered into between the Registrant and each of the holders of Advanced Power Technology, Inc. options assumed by Registrant, filed herewith.

5.1	Opinion of The Yocca Law Firm LLP, counsel to the Registrant, filed herewith.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accountants, filed herewith.

23.2	Consent of KPMG LLP, Independent Registered Public Accountants, filed herewith.

23.3	Consent of The Yocca Law Firm LLP (included in the Opinion filed as Exhibit 5.1).

24.1	Power of Attorney, previously filed as Exhibit 24.1 to the Registrant’s Amendment No. 4 to Registration Statement on Form S-4 (Reg. No. 333-130655) as filed on March 23, 2006 and incorporated herein by reference.